Exhibit 99.1

bioAffinity Technologies Appoints Jamie Platt, Ph.D., to its Board of Directors

SAN ANTONIO, Texas (Dec. 5, 2023) – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company focused on the need for noninvasive tests for the detection of early-stage cancer and lung disease, today announced the appointment of Jamie Platt, Ph.D., to its Board of Directors effective Dec. 1, 2023. Dr. Platt has two decades of experience bringing novel diagnostic technologies to global markets.

“Dr. Platt’s impressive track record in transforming research organizations into successful commercial entities, her commitment to operational excellence and innovation, and her extensive experience in expanding product market share in the diagnostics market make her a valuable asset to our team as we move forward with the commercialization of CyPath® Lung, our noninvasive test for the early detection of lung cancer,” bioAffinity Technologies President and CEO Maria Zannes said. “We are pleased to welcome Dr. Platt to our Board where we believe her scientific acumen, business leadership and board experience will be influential in driving bioAffinity’s growth and success.”

Dr. Platt was instrumental in two M&A exits for diagnostic companies that were completed in 2022, resulting in a combined value of nearly $1 billion. Dr. Platt was Chief Operating Officer (COO) of Personal Genome Diagnostics which was acquired by LabCorp for $575 million. She also served as COO at Inivata, Inc. where she led operations in support of a next-generation sequencing (NGS) liquid biopsy laboratory developed test, which was acquired by Neogenomics. Dr. Platt began her career at Quest Diagnostics where she assumed progressively greater leadership responsibilities before transitioning to Vice President of Genomic Solutions at Molecular Pathology Laboratory Network, which provides comprehensive services and innovative technologies in laboratory medicine to clients in pathology groups, hospitals, medical laboratories and physician groups nationwide.

Dr. Platt currently serves as the Managing Director and CEO of Pictor Limited where she is leading a turnaround by restructuring and accelerating product development. Under her leadership, the company raised a Series A funding and enhanced the board with expertise from U.S. and international markets. Concurrently, she is President and CEO of BRIDGenomics, LLC, a private consulting and contract commercialization firm she founded in 2015 to provide molecular and genomic-based strategies to clients.

In addition to her role on the board of Pictor Limited, Dr. Platt has served on the boards of Mobility Health, a biohealth diagnostic company focused on precise, rapid infectious disease testing, and DxTerity, a leader in genomic immune-mediated diagnostic technology that develops easy-to-use, fast and affordable genomic tests for disease diagnosis and monitoring. In addition to her board seats, Dr. Platt has held scientific advisory roles for Roche and Genomics England and served on several working groups in the diagnostics, regulatory and genomic areas.

“I am deeply honored to join the bioAffinity Technologies Board of Directors,” Dr. Platt said. “As a molecular and cellular biologist, I appreciate the science behind the CyPath ® Lung technology and recognize its potential to transform patients’ lives by detecting lung cancer and other lung diseases early when outcomes are better. I look forward to contributing to the growth and success of bioAffinity Technologies as this talented team continues to innovate and redefine what’s possible in early-stage cancer detection and treatment.”

Dr. Platt replaces Mohsin Y. Meghji who stepped down from the Board of Directors on Dec. 1, 2023, after serving four years. Mr. Meghji’s resignation was for personal reasons and not due to any disagreement with the Company or its operations, policies or practices. “We want to thank Mr. Meghji for his valuable contributions to bioAffinity. It has been a pleasure to work with him, and we wish him well on his future endeavors,” Ms. Zannes said.

About CyPath® Lung

CyPath® Lung uses flow cytometry to identify cell populations in patient sputum that indicate malignancy. Automated data analysis developed using proprietary artificial intelligence can help determine if cancer is present or if the patient is cancer-free. CyPath® Lung incorporates a fluorescent porphyrin, TCPP, that is preferentially taken up by cancer and cancer-related cells. In a clinical trial, CyPath® Lung showed 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small lung nodules less than 20 millimeters. Half of all patients in the trial who had cancer were diagnosed in early Stages I or II. Diagnosing and treating early-stage cancer can increase patient survival and improve outcomes.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and diseases of the lung and targeted cancer treatment. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity and specificity for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies, Inc. Research and optimization of the Company’s platform technologies are conducted in its laboratories at Precision Pathology and The University of Texas at San Antonio. For more information, visit www.bioaffinitytech.com and follow us on LinkedIn and X (Twitter).

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding Ms. Platt’s expected contributions, such as her scientific acumen, business leadership and board experience being instrumental in driving bioAffinity’s growth and success and the potential of the CyPath® Lung technology to transform patients’ lives by detecting lung cancer and other diseases of the lung early. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability to derive benefits from Dr. Platt’s contributions, the ability of the CyPath® Lung technology to transform patients’ lives and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

bioAffinity Technologies

Julie Anne Overton

Director of Communications

jao@bioaffinitytech.com

Investor Relations

Dave Gentry

RedChip Companies Inc.

1-800-RED-CHIP (733-2447)

Or 407-491-4498

BIAF@redchip.com